July 1, 2012

JPMorgan Trust I

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses not incurred in the ordinary course of the Funds’ business and expenses related to the J.P. Morgan Funds’ Board of Trustees’ deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc. JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc.
By:

Accepted by: JPMorgan Trust I
By:

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JPMTI Fee Waiver Agreement

SCHEDULE A

Variable NAV Funds

	Class A	Class B	Class C	Select	Institutional	Class R2	Class R5	Class R6
JPMorgan California Tax Free Bond Fund[1]	0.60%		1.10%	0.55%	0.50%
JPMorgan Current Income Fund[1]				0.40%	0.25%
JPMorgan Credit Opportunities Fund[1]	0.75%		1.40%	0.65%		1.15%	0.50%	0.45%
JPMorgan Emerging Markets Debt Fund[1]	1.25%		1.75%	1.00%			0.80%	0.75%
JPMorgan Inflation Managed Bond Fund[1]	0.75%		1.40%	0.60%		1.00%	0.55%	0.50%
JPMorgan Intermediate Tax Free Bond Fund[1]	0.75%	1.43%	1.43%	0.59%	0.50%
JPMorgan Managed Income Fund[1]				0.40%	0.25%
JPMorgan Multi-Sector Income Fund[1]	1.00%		1.50%	0.75%		1.25%	0.55%	0.50%
JPMorgan New York Tax Free Bond Fund[1]	0.75%	1.50%	1.50%	0.72%	0.50%
JPMorgan Real Return Fund[1]	0.75%		1.40%	0.60%	0.50%
JPMorgan Strategic Income Opportunities Fund[1]	1.00%		1.50%	0.75%			0.55%
JPMorgan Tax Aware High Income Fund[1]	0.65%		1.15%	0.55%
JPMorgan Tax Aware Income Opportunities Fund[1]	0.75%		1.40%	0.65%
JPMorgan Total Return Fund[1]	0.75%		1.40%	0.65%			0.55%

[1]	Expense limitation is in place until at least 6/30/13.

Money Market Funds

	Capital	Institutional	Agency	Premier	Morgan	Reserve	Class B	Class C	Cash Management	E*Trade	Service	Direct	Investor	Eagle
JPMorgan 100% U.S. Treasury Securities Money Market Fund[2]	0.18%	0.21%	0.26%	0.45%	0.59%	0.70%					1.05%
JPMorgan California Municipal Money Market Fund[2]					0.59%					1.00%	1.05%
JPMorgan Current Yield Money Market Fund[2]	0.18%	0.21%
JPMorgan Federal Money Market Fund[2]		0.21%	0.26%	0.45%	0.59%	0.70%
JPMorgan New York Municipal Money Market Fund[2]					0.59%	0.70%				1.00%	1.05%
JPMorgan Prime Money Market Fund[2]	0.18%	0.21%	0.26%	0.45%	0.52%	0.70%	0.97%	0.97%	0.96%		1.05%	0.30%	0.51%	0.70%
JPMorgan Tax Free Money Market Fund[2]		0.21%	0.26%	0.45%	0.59%	0.70%						0.30%		0.70%

[2]	Expense limitation is in place until at least 6/30/13.

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